Exhibit 99.1

7000 Cardinal Place

Dublin,OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick	Investors:	Sally Curley
	(614) 757-6225		(614) 757-7115
	troy.kirkpatrick@cardinalhealth.com		sally.curley@cardinalhealth.com

CARDINAL HEALTH TO REDUCE WORKFORCE TO RESPOND TO ECONOMIC CONDITIONS

DUBLIN, Ohio, March 31, 2009 — Cardinal Health today announced that its Clinical and Medical Products businesses that are expected to be spun off later this year as CareFusion Corporation, will reduce its global workforce by approximately 800 over six months and eliminate an additional 500 positions through normal attrition and not filling open roles.

In addition, Cardinal Health will implement cost control measures and additional reductions in discretionary spending across all of its businesses, primarily in response to a delay in hospital capital spending and the overall decline in the global economy.

“While many companies have taken similar actions to respond to the current economic realities, these are very difficult decisions because of their effect on our employees and their families,” said R. Kerry Clark, Cardinal Health chairman and chief executive officer. “However, these measures are necessary to help offset current economic conditions and will ultimately strengthen our businesses for the longer-term.”

As part of the workforce reduction, Cardinal Health expects to record a restructuring charge of approximately $33 million for the remainder of fiscal 2009 and an additional charge of approximately $24 million in fiscal 2010. The company estimates this action will deliver annual savings of approximately $110 million to $130 million within two years.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ electronic infection surveillance service and VIASYS® respiratory care products. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

Cardinal Health News

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in CareFusion’s Form 10 and Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: difficulties, delays or additional costs in implementing the restructuring program; uncertainties related to the deferral in hospital capital spending affecting Cardinal Health’s Clinical and Medical Products segment and difficulties in forecasting the exact duration and potential long-term changes in hospital spending patterns; uncertainties regarding the planned spin-off of the clinical and medical products businesses as a new stand-alone entity, including the timing and terms of any such spin-off and whether such spin-off will be completed as it is subject to a number of conditions, and uncertainties regarding the impact of the planned spin-off on Cardinal Health, CareFusion and the potential market for their respective securities; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to Cardinal Health’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services; the costs, difficulties and uncertainties related to the integration of acquired businesses; uncertainties related to the recent disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit and the impact of the financial market disruptions on Cardinal Health’s customers and vendors; and conditions in the pharmaceutical market and general economic and market conditions. This news release reflects management’s views as of March 31, 2009. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.